Exhibit 1.1
KongZhong Corporation Announces Resolutions
Adopted at the 2008 Annual General Meeting

Beijing, China, December 18, 2008 – KongZhong Corporation (NASDAQ: KONG), a leading mobile Internet company in China， today announced that at its annual general meeting held in Beijing on December 18, 2008, its shareholders have adopted several resolutions.

Shareholders voted to: re-elect Nick Yang and elect Xiaolong Li as directors for a three-year term, elect Xiaoxin Chen, Xiaolong Li and Hope Ni are appointed as Independent Directors of the Company, and reappoint Deloitte Touche Tohmatsu as the Company independent auditor for the fiscal year 2009.

For more detailed information regarding these resolutions, please review the 2008 Annual General Meeting Notice posted at ir.kongzhong.com.

About KongZhong:
KongZhong Corporation is a mobile Internet company in China.  The Company delivers wireless value-added services to consumers in China through multiple technology platforms including WAP, multimedia messaging service (MMS), short messaging service (SMS), interactive voice response (IVR), and color ring-back tone (CRBT).  The Company operates three wireless Internet sites, Kong.net, Ko.cn and cn.NBA.com, which enable users to access media, entertainment and community content directly from their mobile phones.  The Company also designs and operates mobile games, including mobile online games, downloadable offline games and WAP games.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding trends in the wireless value-added services, wireless media and mobile games industries and our future results of operations, financial condition and business prospects.  Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them.  These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons.  Potential risks and uncertainties include, but are not limited to, continued competitive pressure in China’s wireless value-added services, wireless media and mobile games industries and the effect of such pressure on prices; unpredictable changes in technology, consumer demand and usage preferences in the market; the state of and any change in our relationship with China’s telecommunications operators, which may be affected by the on-going restructuring of the PRC telecommunications industry as announced by the Ministry of Information and Industry Technology in May 2008; our dependence on the billing systems of telecommunications operators for our performance; the outcome of our investment of operating income generated from the WVAS segment into the development of our wireless Internet segment and mobile games segment; changes in the regulations or policies of the Ministry of Industry and Information Technology and other relevant government authorities; and changes in political, economic, legal and social conditions in China, including the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market.  For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

KongZhong Contacts

Investor Contact:	Media Contact:
Jay Chang	Xiaohu Wang
Chief Financial Officer	Manager
Tel.: (+86-10) 8857 6000	Tel: (+86-10) 8857 6000
Fax: (+86-10) 8857 5891	Fax: (+86-10) 8857 5900
E-mail: ir@kongzhong.com	E-mail: xiaohu@kongzhong.com